The Andersons Acquires Two Manufacturing Units, Adds Filtration Systems to Product Mix

MAUMEE, Ohio, July 29 – The Andersons, Inc. (Nasdaq: ANDE) today announced it has completed the purchase of two business units from Master Chemical Corporation, Perrysburg, Ohio. Hydroflow Systems, LLC and Systems Equipment Division (SED) will become part of The Andersons’ Rail Group. Terms of the agreement were not disclosed.

Master Chemical develops and manufactures cutting and grinding fluids, metal part cleaners, washing compounds, and corrosion inhibitors, as well as filtration systems. Hydroflow Systems manufactures large fluid filtration systems and SED produces small fluid suction and filtration units. Both Hydroflow and SED will become part of the sales and engineering organization within the Rail Group’s fabrication business unit. The following individuals of the fabrication unit will report to Rasesh Shah, President of the Rail Group: Greg Booth, General Manager of the fabrication business unit. Booth is a 15 year employee of The Andersons and will continue to have operational oversight of this unit and its quality workmanship and value for customers. Jim Lupien, General Manager of Hydroflow Filtration Systems. Jim was one of the founders of Hydroflow, Inc. Greg Sorge, a 17-year employee of Hydroflow, will report to Lupien as Director of Sales. David Semersky, General Manager of Systems Equipment Division. Semersky was formerly president of SED. Shah said, “The many skilled and experienced employees of Hydroflow and SED will continue work from the offices and facilities in The Andersons’ Maumee complex”.

The Andersons has been providing manufacturing services to Hydroflow through their fabrication business unit since 1992. The acquisition of Hydroflow Systems allows The Andersons to fully benefit from that successful relationship.

According to Mike Anderson, the company’s President and CEO, “The acquisition expands the company’s product offering while capitalizing on the manufacturing expertise of the Rail Group’s fabrication business unit. This purchase provides a great growth opportunity for the Group.”

The Andersons Rail Group is among the top 10 rail management companies serving the North American market. In addition to providing leasing and management services, the group also repairs/reconfigures cars to customer specifications at its repair facilities in Ohio, South Carolina, and Mississippi and operates a rail component and steel-fabrication business in Ohio.

About The Andersons, Inc.
The Andersons, Inc. is diversified company with interests in the grain and plant nutrient sectors of U.S. agriculture, as well as in railcar marketing, industrial materials formulation, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company presently has operations in seven U.S. states plus rail equipment leasing interests in Canada and Mexico. Total revenues in 2004 were $1.3 billion. Visit The Andersons online at www.andersonsinc.com.

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The Andersons, Inc.

Gary Smith

VP Finance & Treasurer

419-891-6417